Exhibit 4.1

TSINGDA EEDU CORPORATION
2011 Equity Incentive Plan

ARTICLE I
PURPOSE

          Section 1.1 GENERAL. The purpose of the Tsingda eEdu Corporation 2011 Equity Incentive Plan (the “Plan”) is to provide additional incentive to selected employees, officers, directors and consultants of Tsingda eEdu Corporation (the “Company”) or its Affiliates, to attract and retain the best available personnel for positions of substantial responsibility, and to promote the long-term success of the Company’s business.

ARTICLE II
DEFINITIONS

          Section 2.1 DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:

                    (a) “Administrator” means the Board or any Committee or Officer as shall be administering the Plan, in accordance with Article 4 of this Plan.

                    (b) “Affiliate” means: (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with the Company.

                    (c) “Award” means an Incentive Share Option, Non-Qualified Share Option, Restricted Shares or other arrangement or program granted to or covering a Participant pursuant to the provisions of this Plan.

                    (d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. Any Award Agreement is subject in all instances to the terms and conditions of the Plan.

                    (e) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, the term “Board” also means such Committee(s).

                    (f) “Cause” as a reason for a Participant’s termination of employment shall mean, unless otherwise provided in the employment, severance or similar agreement, if any, between such Participant and the Company or its Affiliate: (i) acts of personal dishonesty, gross negligence or willful misconduct on the part of a Participant in the course of his or her employment or services, (ii) a Participant’s engagement in conduct that results, or could reasonably be expected to result, in material injury to the reputation or business of the Company or its Affiliates, (iii) misappropriation by a Participant of the assets or business opportunities of the Company or its Affiliates; (iv) embezzlement or fraud committed by a Participant, at his or her direction, or with his or her personal knowledge; (v) a Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that (in the case of this subclause (y)) has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or its Affiliates; or (vi) failure by a Participant to follow the lawful directions of a superior officer or the Board. The determination of the Administrator as to the existence of “Cause” shall be conclusive on the Participant and the Company.

                    (g) “Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

(i)

individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)

any individual or entity becomes a beneficial owner, directly or indirectly, of either (A) 25% or more of the then-outstanding shares of the Company (“Company Shares”) or (B) securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Shares or [c1]Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)

the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Shares and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 25% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Shares and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 25% or more of the total common stock or 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                    (h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                    (i) “Company” means Tsingda eEdu Corporation, a Cayman Islands exempted company incorporated with limited liability, or any successor entity.

                    (j) “Consultant” means any person, including an advisor, engaged by the Company or its Affiliates to render services to such entity.

                    (k) “Continuous Status With the Company” means that the director, employment or consulting relationship is not interrupted or terminated by the Company or its Affiliates, as applicable. Continuous Status With the Company shall not be considered interrupted in the case of: (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Share Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.

                    (l) “Director” means a member of the Board.

                    (m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Share Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

                    (n) “Effective Date” has the meaning assigned such term in Section 3.1.

                    (o) “Exchange” means any national securities exchange on which the Share may from time to time be listed or traded.

                    (p) “Fair Market Value” means, as of any date, the value of Common Share determined as follows:

(i)

If the Common Share is listed on any established stock exchange or a national market system its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Share is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Share on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Share, the Fair Market Value will be determined in good faith by the Administrator.

                    (q) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

                    (r) “Grantee” means an individual who has been granted an Award.

                    (s) “Incentive Share Option” means an Option that is intended to be an incentive share option and meets the requirements of Section 422 of the Code or any successor provision.thereto.

                    (t) “Non-Qualified Share Option” means a stock option that does not qualify as an incentive share option within the meaning of Code Section 422.

                    (u) “Option” means a right granted under the Plan to purchase Shares pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

                    (v) “Other Share-Based Award” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 8.

                    (w) “Parent” means any entity which holds directly or indirectly more than fifty percent of the voting equity of the Company. Notwithstanding the above, with respect to an Incentive Share Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

                    (x) “Participant” means a person who, as an employee, officer, director or consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 9.2 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

                    (y) “Plan” means this Tsingda eEdu Corporation 2011 Incentive Plan, as amended from time to time.

                    (z) “Public Offering” shall occur on the closing date of a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the 1933 Act.

                    (aa) “Restricted Shares” means Shares awarded pursuant to a “Restricted Share Agreement” between the Company and Participant setting forth the terms, conditions or restrictions applicable to an Award of Shares under the Plan.

                    (bb) “Shares” means ordinary shares of the Company par value $0.000384 per share. If there has been an adjustment or substitution pursuant to Section 10.1, the term “Shares” shall also include any shares or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 10.1.

                    (cc) “Subsidiary” means any entity in which the Company holds directly or indirectly more than fifty percent (50%) of the voting equity. Notwithstanding the above, with respect to an Incentive Share Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

                    (dd) “1933 Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

                    (ee) “1934 Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

          Section 2.2 CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

ARTICLE III
EFFECTIVE TERM OF PLAN

          Section 3.1 EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by the Board (the “Effective Date”).

          Section 3.2 TERMINATION OF PLAN. The Plan shall terminate on the tenth anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of this Plan. Notwithstanding the foregoing, no options may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

ARTICLE IV
ADMINISTRATION

          Section 4.1 ADMINISTRATION BY THE BOARD. The Plan shall be administered by the Board or other Administrator assigned by resolution of the Board. All questions of interpretation of the Plan or of any Option or other right awarded hereunder shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or in such Option or right.

          Section 4.2 AUTHORITY OF OFFICERS. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of, or which is allocated to, the Company herein, provided the Officer has been delegated the authority with respect to such matter, right, obligation, determination or election.

          Section 4.3 POWERS OF THE BOARD. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion to:

                    (a) determine the persons to whom, and the time or times at which Awards shall be granted, the types of Awards to be granted, and the number of Shares to be subject to each Award;

                    (b) determine the terms, conditions and restrictions applicable to Awards;

                    (c) approve one or more forms of Option, or Restricted Share Agreements;

                    (d) amend, modify, extend, cancel or renew any Option or waive any restrictions or conditions applicable to any Option or applicable to any Shares awarded or acquired upon the exercise thereof;

                    (e) correct any defect, supply any omission, or reconcile any inconsistency in the and take such other actions with respect to the Plan as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

          Section 4.4 AWARD AGREEMENTS. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its sole and absolute discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

ARTICLE V
SHARES SUBJECT TO THE PLAN

          Section 5.1 NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 10.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be ONE MILLION (1,000,000) and shall consist of authorized but unissued or reacquired shares, or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or if shares are acquired upon the exercise or Award of an Option or Restricted Share Agreement subject to a Company repurchase option and are repurchased by the Company, the shares allocable to the unexercised portion of such Option or such repurchased shares of Share shall again be available for issuance under the Plan.

          Section 5.2 SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the date of grant, but shall be added back to the Plan share reserve in accordance with this Section 5.2.

                    (a) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan;

                    (b) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan;

                    (c) Shares withheld from an Award or delivered by a Participant to satisfy minimum tax withholding requirements will again be available for issuance pursuant to Awards granted under the Plan;

                    (d) If the exercise price of an Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), only the number of Shares issued to the Participant in excess of the Shares tendered (by delivery or attestation) shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan;

                    (e) To the extent that the full number of Shares subject to an Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, only the number of Shares issued and delivered shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan;

                    (f) Substitute Awards granted pursuant to Section 9.12 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

          Section 5.3 ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made, as applicable, to the number and class of shares subject to the Plan and to any outstanding Options or Restricted Shares, in the Share issuance limit set forth in Section 5.1 and in the exercise price per share of any outstanding Options.

ARTICLE VI
ELIGIBILITY

          Section 6.1 GENERAL. Every person who, at or as of the Grant Date, is: (a) a full-time Employee of the Company, (b) a Director of the Company, (c) is an executive officer or full-time employee of the Consultant or its Affiliates who provides services to the Company and who does not have any beneficial ownership of the Consultant and its Affiliates, or (d) someone whom the Administrator designates as eligible for an Award (other than for Incentive Share Options) because the person (i) performs bona fide consulting or advisory services for the Company, the Consultant or any Affiliate of the Company pursuant to a written agreement, and (ii) has a direct and significant effect on the financial development of the Company or its Affiliate, shall be eligible to receive Awards hereunder. Options intending to qualify as Incentive Share Option may only be granted to employees of the Company or its Affiliate, as selected by the Administrator. An Incentive Share Option awarded to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences Service with the Company or its Affiliates.

ARTICLE VII
STOCK OPTIONS

          Section 7.1 LIMITATIONS. Each Option shall be designated in the Award Agreement as either an Incentive Share Option or a Non-qualified Share Option. Any Option designated as an Incentive Share Option:

                    (a) shall not have an aggregate Fair Market Value (determined for each Incentive Share Option at the Grant Date) of Shares with respect to which Incentive Share Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Company or any Parent or Subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”);

                    (b) shall, if the aggregate Fair Market Value of Shares (determined on the Grant Date) with respect to the portion of such grant that is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Share Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:

(i)

The portion of the Current Grant that would, when added to any Prior Grants, be exercisable with respect to Shares that would have an aggregate Fair Market Value (determined as of the respective Grant Date for such Options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

(ii)

If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section 7(a)(i)(B) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Share Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant.

          Section 7.2 TERM OF OPTION. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Share Option granted to a Grantee who, at the time the Incentive Share Option is granted, owns stock representing more than ten (10) percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Share Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

          Section 7.3 OPTION EXERCISE PRICE AND CONSIDERATION.

                    (a) The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section, shall be no less than one hundred percent(100%) of the Fair Market Value per Share on the Grant Date.

                    (b) In the case of an Incentive Share Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%)of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred and ten percent(110%) of the Fair Market Value per Share on the Grant Date.

                    (c) Any Option that is (A) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (B) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (C) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Administrator determines to be necessary to achieve such preservation of economic value.

          Section 7.4 WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

          Section 7.5 FORM OF CONSIDERATION. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Share Option, the Administrator in its sole discretion will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

          Section 7.6 EXERCISE OF OPTION.

(a)	Procedure for Exercise; Rights as a Shareholder.

(i)

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(ii)	An Option may not be exercised for a fraction of a Share.

(iii)	An Option shall be deemed exercised when the Company receives:

(A)

written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4 of the Plan or otherwise) from the person entitled to exercise the Option, and

	(B)	full payment for the Shares with respect to which the Option is exercised.

                    (b) Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the

Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Share, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

                    (c) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised, except as provided in Section 5.2 of the Plan.

ARTICLE VIII
STOCK OR OTHER STOCK-BASED AWARDS

          Section 8.1 GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Administrator is authorized, subject to limitations under applicable law, to grant to Participants Other Share-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Administrator to be consistent with the purposes of the Plan, including, without limitation: (a) Restricted Shares; (b) stock appreciation rights; (c) performance Shares or stock performance units; (d) Shares awarded purely as a bonus and not subject to any restrictions or conditions, (e) convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and (f) Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Administrator shall determine the terms and conditions of such Awards.

          Section 8.2 RESTRICTED SHARE AWARDS. Subject to and consistent with the provisions of this Plan, each Restricted Share shall be evidenced by a written Agreement setting forth the terms and conditions pertaining to such Award, including the number of shares awarded. Unless otherwise required by statute, Restricted Shares may be awarded with or without payment of consideration by the Participant. Each Restricted Share Agreement shall include a vesting schedule describing the date, event, or act upon which Restricted Shares shall vest, in whole or in part, with respect to all or a specified portion of the Shares covered by the Award. No Restricted Share not yet vested is assignable or transferable and any attempt at transfer or assignment of such Share, and any attempt by a creditor to attach such Share, shall be null and void. Until the date a Share certificate is issued to a Participant, a Participant will have no rights as a shareholder of the Company. No adjustments shall be made for dividends of any kind or nature, distributions, or other rights for which the record date is prior to the date such stock certificate is issued. Consistent with the provisions of this Plan, the Administrator may in its discretion modify, extend, or renew any Restricted Share Agreement, or accept cancellation of same in exchange for the granting of a new Award. The preceding not withstanding, no modification of a Restricted Share Agreement which is not vested shall, absent the consent of the Participant, alter or impair any rights or obligations with respect to such Agreement.

ARTICLE IX
PROVISIONS APPLICABLE TO AWARDS

          Section 9.1 LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or its Affiliates, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Administrator may (but need not) permit other transfers (other than transfers for value) where the Administrator concludes that such transferability (a) does not result in accelerated taxation, (b) does not cause any Option intended to be an Incentive Share Option to fail to meet the conditions of Code Section 422(b), and (c) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

          Section 9.2 BENEFICIARIES. Notwithstanding Section 9.1, a Participant may, in the manner determined by the Administrator in its discretion, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator.

          Section 9.3 STOCK TRADING RESTRICTIONS. All Share issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable in its discretion to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Share is listed, quoted, or traded. The Administrator may place legends on any Share certificate or issue instructions to the transfer agent to reference restrictions applicable to the Share.

          Section 9.4 TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP. In the event that a Grantee’s Continuous Status With the Company terminates (other than upon the Grantee’s Retirement (defined below), death or Disability, then, unless otherwise provided by the Award Agreement, and subject to Section 9 of the Plan, the Grantee may exercise his or her unexercised Option, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the case of an Incentive Share Option, the Administrator shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          Section 9.5 DISABILITY OF GRANTEE. In the event that a Grantee’s Continuous Status With the Company terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement, such termination shall have no effect on the Grantee’s outstanding Awards. The Grantee’s Awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an Incentive Share Option, any option not exercised within 12 months of the date of termination of the Grantee’s Continuous Status With the Company due to Disability will be treated as a Nonqualified Share Option.

          Section 9.6 DEATH OF GRANTEE. In the event of the death of a Grantee, then, unless otherwise provided by the Award Agreement, such termination shall have no effect on Grantee’s outstanding Awards. The Grantee’s Awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an Incentive Share Option, any option not exercised within 12 months of the date of termination of Grantee’s Continuous Status With the Company due to death will be treated as a Nonqualified Share Option.

          Section 9.7 RETIREMENT OF GRANTEE. Except as otherwise provided in Section 9.9 below, in the event that a Grantee’s Continuous Status With the Company terminates after the Grantee’s attainment of age 62, provided such Grantee’s Continuous Status With the Company has been ongoing in good standing (as determined by the Administrator) for at least 24 months (hereinafter, “Retirement”), then, unless otherwise provided by the Award Agreement, such termination shall have no effect on Grantee’s outstanding Awards. The Grantee’s Awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an Incentive Share Option, any option not exercised within three (3) months of the termination of Grantee’s Continuous Status With the Company due to Retirement will be treated as a Nonqualified Share Option.

          Section 9.8 TERMINATION FOR CAUSE. Notwithstanding anything herein to the contrary, if a Grantee is an Employee of the Company and is terminated for Cause, as defined herein, or violates any of the terms of their employment after they have become vested in any of their rights herein, the Grantee’s full interest in such rights shall terminate on the date of such termination of employment and all rights thereunder shall cease. Whether a Participant’s employment is terminated for Cause shall be determined by the Administrator in its discretion.

          Section 9.9 ACCELERATION. The Administrator may in its sole discretion at any time determine that all or a portion of a Participant’s Options and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Administrator may, in its sole discretion, declare. The Administrator may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 9.10. Notwithstanding anything in the Plan, including this Section 9.10, the Administrator may not accelerate the payment of any Award if such acceleration would violate Section 409A (a) (3) of the Code.

          Section 9.10 FORFEITURE EVENTS. The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for Cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

          Section 9.11 SUBSTITUTE AWARDS. The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

          Section 9.12 CERTAIN LIMITATIONS ON AWARDS TO ENSURE COMPLIANCE WITH CODE SECTION 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Company or a Grantee) being “permitted” under Code Section 409A mean, for a “409A Award” (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event will not cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i).

          Section 9.13 ADDITIONAL PROVISIONS. Each Award Agreement may contain such other terms and conditions as the Administrator may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

ARTICLE X
ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; CHANGE IN CONTROL.

          Section 10.1 ADJUSTMENTS. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, subject to the numerical Share limits in Section 5 of the Plan.

          Section 10.2 DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

          Section 10.3 CHANGE IN CONTROL.

                    (a) In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines without a Participant’s consent, including, without limitation, that: (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon the effectiveness of such merger of Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 10.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

                    (b) In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Share Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Share and Restricted Share Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Share Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Share Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Share Appreciation Right will terminate upon the expiration of such period.

ARTICLE XI
AMENDMENT, MODIFICATION AND TERMINATION

          Section 11.1 AMENDMENT, MODIFICATION AND TERMINATION.

                    (a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

                    (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 or Section 162(m) of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law.

                    (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

          Section 11.2 AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Administrator may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

                    (a) Subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination;

                    (b) The original term of an Option may not be extended without the prior approval of the shareholders of the Company;

                    (c) Except as otherwise provided in Section 10.1, the exercise price of an Option may not be reduced, directly or indirectly, without the prior approval of the shareholders of the Company; and

                    (d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment.

          Section 11.3 COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Administrator may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 11.3 to any Award granted under the Plan without further consideration or action.

ARTICLE XII
GENERAL PROVISIONS

          Section 12.1 RIGHTS OF PARTICIPANTS.

                    (a) No Participant or any eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Administrator is obligated to treat Participants or eligible Participants uniformly, and determinations made under the Plan may be made by the Administrator selectively among eligible Participants who receive, or are eligible to receive, Awards.

                    (b) Nothing in the Plan, any Award Agreement or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or Consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or Consultant of the Company or its Affiliates, whether for the duration of a Participant’s Award or otherwise.

                    (c) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or its Affiliates and, accordingly, subject to SECTION 11, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Administrator without giving rise to any liability on the part of the Company or any of its Affiliates.

                    (d) No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

          Section 12.2 NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Administrator so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Administrator pursuant to the provisions of the Plan.

          Section 12.3 LIABILITY OF COMPANY.

                    (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

                    (b) Grants Exceeding Allotted Shares. If the Covered Share covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Share, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 11 of the Plan.

          Section 12.4 WITHHOLDING. The Company or its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Administrator may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Administrator establishes.

          Section 12.5 GOVERNMENT AND OTHER REGULATIONS.

                    (a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

                    (b) Notwithstanding any other provision of the Plan, if at any time the Administrator shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Administrator. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Administrator may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Administrator’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

          Section 12.6 INDEMNIFICATION. Each person who is or shall have been a member of the Administrator, or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

          Section 12.7 RESERVATION OF SHARES. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          Section 12.8 FRACTIONAL SHARES. No fractional Shares shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

          Section 12.9 SUB-PLANS FOR FOREIGN SUBSIDIARIES. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 5, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

          Section 12.10 GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands, without reference to the principles of conflict of laws.

          Section 12.11 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or its Affiliates unless provided otherwise in such other plan.

          Section 12.12 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

          Section 12.13 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

          Section 12.14 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

          Section 12.15 NO GUARANTEE OF TAX CONSEQUENCES. No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.